                 AVE REPORTS FIRST QUARTER FISCAL 1999 EARNINGS


SANTA ROSA, CA - October 15, 1998 -- Arterial Vascular Engineering, Inc. ("AVE") (Nasdaq National Market: AVEI) today reported its sales and earnings for the quarterly period ended September 30, 1998.

Net sales for the quarter increased 514% to $161.3 million from $26.3 million for the corresponding period in fiscal 1998. Net income for the quarterly period was $53.2 million, or $0.80 per share on a diluted basis, compared to $5.7 million, or $0.09 per share in the corresponding period in fiscal 1998.

"This quarter, we believe AVE retained its position as the number one coronary stent company in the world, despite the entry of an additional competitor into the U.S. market" said Scott Solano, AVE's chairman and chief executive officer. "Although we anticipated that this increased competition would decrease net sales, both our sales and earnings came in above plan for the quarter, primarily due to continued strong acceptance of our GFX(R) coronary stent systems in the United States and abroad. In addition, our GFX 2 coronary stent system, which features a lower profile than the GFX product line as well as a high pressure, minimally compliant delivery system, continues to be rolled out and has allowed us to maintain our technology leadership in Europe."

"During the quarter, we completed the clinical registries on both our GFX 2.5 coronary stent system for smaller vessels and our GFX XL coronary stent system for longer lesions," continued Mr. Solano. "We will be filing PMA supplements for these products during the current quarter. We believe that these products will help us to further grow the coronary stent market in the United States by providing additional treatment options to the interventional cardiologist. We have also now filed PMA supplements for our GFX XP and GFX 2 generation coronary stent systems."

"We also published the results of our REFLEX trial, a prospective, multi-center GFX trial with angiographic restenosis as the primary endpoint. The results, as measured by quantitative coronary angiography, showed an 18.8% restenosis rate after 6-month follow-up. We believe this is a highly competitive long-term clinical result that supports the use of the GFX in a wide variety of clinical applications."

"As previously announced, subsequent to the close of the quarter AVE consummated its acquisition of the coronary catheter lab business of C. R. Bard, Inc. We are actively working on the integration of that business and have reorganized our sales forces and senior management to begin taking advantage of the synergies we believe are realizable through that transaction."
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Headquartered in Santa Rosa, California, Arterial Vascular Engineering, Inc. is
a leading provider of highly specialized stent and balloon angioplasty systems and related products for less invasive interventional treatment of cardiovascular disease.

Except for the historical information contained herein, this news release contains forward-looking statements that involve risks and uncertainties, including the ability of the company to successfully integrate the operations of acquired businesses and the risks of business acquisitions generally, variations in the level of sale and earnings, the ability to manage growth effectively, the ability to successfully introduce and achieve market acceptance for new products and continued demand for products generally, the effects of competition and pricing pressure, the rapid and significant technological change that characterizes the medical device industry and the ability to continue to respond to such technological change, as well as the other risks detailed from time to time in documents filed by AVE with the SEC, including the report on Form 10-K for the year ended June 30, 1998.

              ARTERIAL VASCULAR ENGINEERING, INC. AND SUBSIDIARIES
                     CONDENSED CONSOLIDATED BALANCE SHEETS
                                  (UNAUDITED)
                                 (in thousands)


                                                     September 30,  June 30,
                                                         1998         1998
                                                     -------------  --------
                                     ASSETS
Current Assets:
  Cash and cash equivalents                            $135,555     $ 48,282
  Short-term investments                                 96,729      126,843
  Accounts receivable, net                               90,456      109,851
  Inventories                                            11,544        9,524
  Deferred income tax                                    14,687       14,687
  Prepaid expenses and current assets                     9,042        5,814
                                                       --------     --------
      Total current assets                              358,013      315,001
Deferred income tax                                         896          896
Property, plant and equipment, net                       78,573       71,095
Other assets                                                445          477
                                                       --------     --------
      Total assets                                     $437,927     $387,469
                                                       ========     ========

                                  LIABILITIES

Current liabilities
  Accounts payable                                     $ 11,718     $ 13,894
  Accrued employee bonus                                 18,133       25,585
  Accrued expenses                                       36,281       27,530
  Income taxes payable                                   32,813       43,482
                                                       --------     --------
      Total current liabilities                          98,945      110,491


                              STOCKHOLDERS' EQUITY

Common stock                                                 64           65
Additional paid-in capital                              125,100      117,281
Deferred compensation                                      (224)        (268)
Treasury stock                                             (390)        (390)
Cumulative translation adjustment                          (767)      (1,731)
Retained earnings                                       215,199      162,022
                                                       --------     --------
      Total stockholders' equity                        338,982      276,978
                                                       --------     --------
      Total liabilities and stockholders' equity       $437,927     $387,469
                                                       ========     ========

              ARTERIAL VASCULAR ENGINEERING, INC. AND SUBSIDIARIES
                CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
                                  (UNAUDITED)
                     (in thousands, except per share data)

                                                            Three Months Ended
                                                               September 30,
                                                         1998           1997
                                                       --------       --------
Net sales                                              $161,268        $26,263
Cost of sales                                            24,574          5,489
Gross profit                                            136,694         20,774
Operating expenses:
  Research and development                               14,938          5,478
  Selling, general and administrative                    36,387          7,517
    Total operating expenses                             51,325         12,995
Operating income                                         85,369          7,779
Interest and other income                                 3,260          1,006
Income before provision for income taxes                 85,629          8,785
Provision for income taxes                               35,452          3,075
Net income                                             $ 53,177        $ 5,710
Net income per share - basic                           $   0.84        $  0.10
Net income per share - diluted                         $   0.80        $  0.09
Shares used to calculate net income per share:
  Basic                                                  63,189         59,626
  Diluted                                                66,181         64,474

SOURCE Arterial Vascular Engineering, Inc.

/CONTACT: John D. Miller, Chief Financial Officer of Arterial Vascular Engineering, Inc., 707-525-0111/

(AVEI)